Exhibit 3.2
CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF FORMATION
OF
SYSTEM SEMICONDUCTOR HOLDING LLC
     1. The name of the limited liability company is System Semiconductor Holding LLC.
     2. The Certificate of Formation of the limited liability company is hereby amended as follows:
Item FIRST of the Certificate of Formation shall be deleted in its entirety and the following shall be inserted in lieu thereof:
FIRST. The name of the limited liability company (hereinafter called the “Limited Liability Company”) is MagnaChip Semiconductor LLC.
     3. This Certificate of Amendment shall be effective upon its filing with the Office of the Secretary of State of the State of Delaware.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of the Certificate of Formation of System Semiconductor Holding LLC.

SYSTEM SEMICONDUCTOR HOLDING LLC

By:	Paul C. Schorr IV

Name:	Paul C. Schorr IV
Title:	President